SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 31, 2002

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

  Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

On July 25, 2002, Xcel Energy Inc. issued a press release, which was filed as Exhibit 99.01 to Current Report on Form 8-K dated July 25, 2002. The following items represent an update to the information contained in that press release and Current Report on Form 8-K:

Agreement with Xcel Energy Lenders

Xcel Energy announced Monday that it had signed agreements with its lenders to eliminate cross-default provisions in its bank credit agreements. Xcel Energy’s bank agreements consist of a 364-day credit facility in the amount of $400 million expiring in November 2002 and a five-year credit facility in the amount of $400 million expiring in November 2005. The agreements finalized late last week remove key provisions in Xcel Energy’s credit facilities that would have constrained Xcel Energy’s ability to access capital due to difficulties faced by its NRG subsidiary in complying with the terms of its own credit facilities. NRG’s debt was downgraded recently to below investment grade by two major rating agencies. Absent waivers or modifications, NRG’s inability to meet the cash collateral demands following the downgrade would result in defaults under various agreements and credit facilities at the NRG level, which, in turn, could have cross-defaulted Xcel Energy’s $800 million bank facilities. The agreements reached with Xcel Energy’s lenders remove this linkage between NRG’s agreements and credit facilities and those at Xcel Energy by removing the cross-default provisions. As part of its agreements with its lenders, Xcel Energy has agreed that its board of directors will review its dividend policy. While the board could decide to alter the dividend, currently the board has made no decision. A copy of the press release announcing the signing of the agreements is attached hereto as Exhibit 99.01. The agreements are attached hereto as Exhibits 99.02 and 99.03.

Class Action Lawsuit

On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy common stock between Jan. 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer; Edward J. McIntyre, vice president and chief financial officer and former chairman, James J. Howard as defendants. Among other things, the complaint alleges violations of Section 10b of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including “round trip” energy trades and the existence of cross-default provisions in Xcel Energy’s and its subsidiary, NRG Energy’s, credit agreements with lenders. The defendants deny any liability and maintain they have made full and complete disclosures in compliance with applicable laws.

Xcel Energy Liquidity

In June 2002, Standard & Poor’s Rating Services lowered the short-term rating on the commercial paper of Xcel Energy and its utility subsidiaries to A-3 from A-2. In general, the market for commercial paper that is rated either below A-2 by Standard & Poor’s or below P-2 by Moody’s Investors Services is limited. Xcel Energy and its utility subsidiaries used cash or existing credit facilities to repay approximately $723 million of commercial paper in July 2002.

As of July 31, 2002, Xcel Energy and its subsidiaries collectively had access to approximately $1.1 billion of cash (including available capacity under existing credit lines), consisting of: $288 million at Xcel Energy; $279 million at Southwestern Public Service Company; $150 million at Public Service Company of Colorado; $95 million at Northern States Power Company-MN; and $270 million at NRG. Xcel and its subsidiaries intend to continue taking steps to enhance their liquidity position.

Forward-Looking Information

This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “believe,” “projected,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results and outcomes may vary materially. Factors that could cause actual results and outcomes to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the integration of NRG into Xcel Energy; the realization of expectations regarding the NRG financial improvement plan and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2001.

Item 7. Financial Statements and Exhibits

     (c)  Exhibits

Exhibit No.	Description

99.01	Press Release Regarding Xcel Energy Credit Agreements.

99.02	$400 Million Five-Year Credit Agreement dated Nov. 10, 2000, as amended.

99.03	$400 Million 364-Day Credit Agreement dated Nov. 10, 2000, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc. (a Minnesota Corporation)

/s/ Edward J. McIntyre Edward J. McIntyre Vice President and Chief Financial Officer

August 5, 2002